Investment Advisory Agreement

This Agreement is made by and between Madison Investment Advisors, Inc. (d/b/a Madison Asset Management, LLC), a Wisconsin Corporation, Madison Asset Management, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin (the foregoing entities referred to collectively as the "Advisor"), and Mosaic Equity Trust, a Massachusetts business trust created pursuant to a Declaration of Trust filed with the Clerk of the City of Boston, Massachusetts (the "Trust") on behalf of the series of the Trust identified in paragraph 6 herein.  References herein to the Trust shall apply only to such series.

The parties hereto, intending so to be legally bound, agree with each other as follows:

1. Appointment and Acceptance. The Trust hereby appoints the Advisor to manage the investment of its assets and to administer its affairs; and the Advisor hereby accepts such appointment. The Advisor shall employ its best efforts to supervise the investment management of the Trust.

2. Discretion of the Advisor. In the performance of its duties hereunder the Advisor shall have full authority to act as it deems advisable, except that it shall be bound by the terms of the Declaration of Trust and By-Laws of the Trust, and by any written direction given by the Trustees of the Trust not inconsistent with this Agreement; and it shall be guided by the investment policies of the Trust from time to time duly in effect. Subject only to the foregoing, the Advisor shall have full authority to purchase and sell securities for the Trust; the Advisor may determine the persons with whom such securities transactions are to be made and the terms thereof.

3. Other Activities of the Advisor. The Advisor and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those rendered to the Trust hereunder; and the Advisor or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or Trustee of the Trust if properly elected, or to enter into any other relationship with the Trust approved by the Trustees and in accordance with law.

The Advisor agrees that it will not deal with itself or with any affiliated person or promoter or principal underwriter of the Trust (or any affiliated person of the foregoing) acting as a principal, in effecting securities transactions for the account of the Trust. It is further agreed that in effecting any such transaction with such a person acting as a broker or agent, compensation to such person shall be permitted, provided that the transaction is in the ordinary course of such person's business and the amount of such compensation does not exceed one percent of the purchase or sale price of the securities involved.

If the Advisor or any affiliate thereof provides any other goods or services which otherwise would be paid for by the Trust pursuant to this Agreement, then the Trust shall pay the Advisor or such affiliate the cost reasonably allocated by the Advisor or affiliate to such goods or services.

4. Investment by Advisor. The Advisor shall not take, and shall not permit any of its shareholders, officers, directors or employees to take long or short positions in the shares of the Trust, except for the purchase of shares of the Trust for investment purposes at the same price as is available to the public at the time of purchase, or in connection with the original capitalization of the Trust. In connection with purchases or sales of portfolio securities for the account of the Trust neither the Advisor nor any officer, director or employee of the Advisor, shall act as a principal or receive any commission therefor.

5. Expenses of the Trust. The Trust shall pay all of its expenses not expressly assumed by the Advisor herein. Without limitation, the expenses of the Trust, assumed by the Trust hereby, shall include the following:

a. Expenses related to the continued existence of the Trust.

b. Fees and expenses of the Trustees (except those affiliated with the Advisor), the officers and the administrative employees of the Trust.

c. Fees paid to the Advisor hereunder.

d. Fees and expenses of preparing, printing and distributing official filings, reports, prospectuses and documents required pursuant to applicable state and Federal securities law and expenses of reports to shareholders.

e. Fees and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, registrars, and similar agents.

f. Expenses related to the issuance, registration, repurchase, exchange and redemption of shares and certificates representing shares.

g. Auditing, accounting, legal, insurance, portfolio administration, association membership, printing, postage, and other administrative expenses.

h. Expenses relating to qualification or licensing of the Trust, shares in the Trust, or officers, employees and agents of the Trust under applicable state and Federal securities law.

i. Expenses related to shareholder meetings and proxy solicitations and materials.

j. Interest expense, taxes and franchise fees, and all brokerage commissions and other costs related to purchase and sales of portfolio securities.

In addition, the Trust shall assume all losses and liabilities incurred in the administration to the Trust and of its investment portfolio; and it shall pay such non-recurring expenses as may arise through litigation, administrative proceedings, claims against the Trust, the indemnification of Trustees, officers, employees, shareholders and agents, or otherwise.

6. Compensation to the Advisor. The Trust shall compensate the advisor hereunder solely with regard to the Madison Institutional Equity Option Fund series of the Trust (the "Fund").

(a) GENERAL. The Fund shall pay to the advisor, as compensation for its services and expenses assumed hereunder, a fee which shall be composed of the Basic Fee (defined below) and a Performance Adjustment (defined below) to the Basic Fee based upon the investment performance of the shares of the Fund in relation to the investment record of a securities index determined by the Board to be appropriate over the same period.

(b) INDEX, CLASS AND CHANGES THERETO. The Board has designated the Chicago Board Options Exchange BuyWrite Monthly Index (BXM) as the index to be used for purposes of determining the Performance Adjustment (referred to herein as the "Index").

From time to time, the Board may, by a vote of the Board voting in person, including a majority of the Board members who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such parties, determine that another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of the Fund. After ten days' written notice to the advisor, a different index (the "Successor Index") may be substituted for the Index in prospectively calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the performance period prior to the adoption of the Successor Index will still be based upon the Fund's performance compared to the Index.

(c) BASIC FEE. The basic fee for the Fund (the "Basic Fee") for any period shall equal: (i) the Fund's average daily net assets during such period, multiplied by (ii) the annual rate, equal to three-quarters (0.75) percent per annum. Such fee shall be payable monthly as of the last day of the month and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-three hundred sixty-sixth (1/366), of the annual fee based upon each portfolio's net assets calculated for the day.

(d) PERFORMANCE ADJUSTMENT. The amount of the performance adjustment (the "Performance Adjustment") shall equal: (i) the average net assets of the Fund over the Performance Period (as defined below), multiplied by (ii) the Adjustment Rate (as defined below), multiplied by (iii) a fraction, the numerator of which shall be the number of days in the last month of the Performance Period and the denominator of which shall be 365 (366 in leap years). The resulting dollar figure will be added to or subtracted from the Basic Fee depending on whether the Fund experienced better or worse performance than the Index.

(e) ADJUSTMENT RATE. The adjustment rate (the "Adjustment Rate") shall be fifteen (15) basis points as a percentage of average net assets.  The Adjustment Rate shall be negative if the Fund's gross investment performance (as calculated as described herein) underperforms by one-hundred (100) or more basis points relative to the Index and the Adjustment Rate shall be positive if the Fund's gross investment performance (as calculated as described herein) outperforms by one-hundred (100) or more basis points relative to the Index.   The Adjustment rate shall be zero (0) if the Fund's gross investment performance (as calculated as described herein) neither underperforms nor outperforms by at least one-hundred (100) basis points relative to the Index.

Over/Under Performance Relative Performance Adjustment Rate to Index (in basis points) (in basis points as a percentageof average net assets)

+/- 99 or less	0
+/- 100 or above	+/- 15

(f) PERFORMANCE PERIOD. The performance period (the "Performance Period") for the Fund on the effective date of this Agreement shall be measured from April 1, 2006 (the "Commencement Date"). The Performance Period shall consist of the current month plus the preceding months through the Commencement Date until a period of 36 months is included in the Performance Period, provided, however, that no Performance Adjustment shall be made with respect to any period that is less than 12 months. In months subsequent to a 36-month Performance Period having been reached, the Performance Period will be a rolling 36-month period consisting of the most recently completed month and the previous 35 months.

(g) PERFORMANCE CALCULATION. The Fund's investment performance will be measured by comparing the (i) opening net asset value of one share of the Fund on the first business day of the Performance Period with (ii) the closing net asset value of one share of the Fund as of the last business day of such period (subject to the last sentence of this paragraph) (iii) calculated as if expenses for management fees provided for by this agreement and all other expenses provided for in the Services Agreement between the Trust and Madison Asset Management, LLC had been waived, i.e. the Fund's investment performance will be measured gross of fees, in recognition that the performance of the Index is not reduced for fees.  The Fund's investment performance shall not be adjusted for brokerage or trading costs.  In computing the investment performance of the Fund and the investment record of the Index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable undistributed realized long-term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Fund, and all cash distributions of the companies whose securities comprise the Index, will be treated as reinvested in accordance with Rule 205-1 or any other applicable rule under the Investment Advisers Act of 1940, as the same from time to time may be amended.

(h) PAYMENT OF FEES. The basic fee payable hereunder shall be computed daily and paid monthly in arrears.  The performance adjustment is payable as provided herein.

(i) AVERAGE NET ASSETS. The term "average net assets" of the Fund as used herein for any period shall mean the quotient produced by dividing (i) the sum of the net assets of the Fund, as determined in accordance with procedures established from time to time under the direction of the Board, for each calendar day of such period, by (ii) the number of such days.

(j) TERMINATION. In the event this Agreement with respect to the Fund is terminated as of a date other than the last day of any month, the Basic Fee shall be computed on the basis of the period ending on the last day on which this Agreement is in effect for the Fund, subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. The amount of any Performance Adjustment to the Basic Fee will be computed on the basis of and applied to the average net assets over the Performance Period ending on the last day on which this Agreement is in effect for the Fund.

7. Limitation of Expenses of the Trust. In addition to investment management expenses related to the Trust, the Advisor shall pay the fees and expenses of any Trustees and officers of the Trust affiliated with the Advisor, all promotional expenses of the Trust to the extent not paid for by the Trust pursuant to a Plan of Distribution, the rent expense of the Trust's principal executive office premises, and the expenses of formation of the Trust.

The Advisor shall further reimburse the Trust for all of its expenses, excluding securities transaction commissions and expenses, taxes, interest, share distribution expenses, and extra-ordinary and non-recurring expenses, which exceed during any fiscal year the applicable expense limitation in any State or other jurisdiction in which the Trust, during the fiscal year, becomes subject to regulation by qualification or sale of its shares. Any such required reimbursement shall be made within a reasonable period following the close of the fiscal year to which it relates; and the Advisor may elect to pay all or a portion of any such reimbursement it anticipates will be required at any time or from time to time during the fiscal year to which the reimbursement relates.

8. Limitation of Advisor's Liability. The Advisor shall not be liable for any loss incurred in connection with its duties hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority or discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.

9. Limitation of Trust's Liability. The Advisor acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. The Advisor agrees that the Trust's obligations hereunder in any case shall be limited to the Trust and to its assets and that the Advisor shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

10. Term of Agreement. This Agreement continued in effect for two years from the date of its execution; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or by a majority vote of the outstanding securities of each series and class of the Trust's shares with respect to which it is to continue in effect, and in either case by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.

11. Termination by Notice. Notwithstanding any provision of this Agreement, it may be terminated at any time, without penalty, by the Trustees of the Trust or, with respect to any series or class of the Trust's shares, by the vote of a majority of the outstanding voting securities of such series or class, or by the Advisor, upon sixty days written notice to the other party.

12. Termination Upon Assignment. This Agreement may not be assigned by the Adviser and shall automatically terminate immediately upon any assignment. Nothing herein shall prevent the Advisor from employing any other persons or agents, including Madison Investment Advisors, Inc., at its own expense, to assist it in the performance of its duties hereunder.

13. Name of the Trust. In consideration of its formation of the Trust and the related expenses, the Advisor has retained the rights to the name "Mosaic Equity Trust" (and any similar name), which rights the Trust hereby acknowledges. The Trust, however, shall have the exclusive right to the use of the name "Mosaic Equity Trust" (although its rights to the "Mosaic" portion of such name shall be non-exclusive) and the name "Madison Institutional Equity Income Fund" (and any similar name) so long as this contract shall remain in force, except that the Advisor may withdraw such rights from the Trust at any time, effective immediately or at a time specified, upon written notice to the Trust. In the event of such notice, the Trust agrees that it will cause the question of continuation of this Agreement to be put to a vote of the shareholders of the Trust as soon as practicable after such notice has been given.

14. Use of Terms. The terms "affiliated person", "interested person", "assignment", "broker", and "majority of the outstanding voting securities" as used herein, shall have the same meanings as in the Investment Company Act of 1940 and any applicable regulations thereunder.

15. Related Entities. Madison Asset Management, LLC is a wholly owned subsidiary of Madison Investment Advisors, Inc.and the two entities share all personnel and resources with each other and with Madison Mosaic, LLC.

In Witness Whereof, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized and their respective seals to be affixed hereto, effective the 30th day of March, 2006.

Madison Investment Advisors, Inc.

By: (signature)

Frank Burgess, its President

Madison Asset Management, LLC

By: (signature)

Katherine Frank, its President

Mosaic Equity Trust

By: (signature)

Philip Blake, Trustee

By: (signature)

James Imhoff, Jr., Trustee

By: (signature)

Lorence Wheeler, Trustee

By: (signature)

Frank Burgess, Trustee